Exhibit 10.48

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on March 28, 2022, at New York, New York, effective as of the 19th day of January, 2022 (the “Effective Date”), and is by and between Scott R. Milford, an individual residing at the address listed in the Company’s files (“Executive”), and XpresSpa Group, Inc., a Delaware corporation with principal offices located at 254 W 31st St, New York, NY 10001 (the “Company”).

WITNESSETH

WHEREAS, Executive was employed by the Company as its Chief Operating Officer; and

WHEREAS, Executive desires to be employed by the Company as the President and Chief Executive Officer of the Company, including service as a member of the Board of the Company, XpresTest, Inc., Treat, Inc., and GCG Connect LLC, under the terms set forth herein, and the Company wishes to employ Executive in such capacity.

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.Employment and Duties.

(a)Subject to the terms of this Agreement, the Company agrees to hire and employ, and Executive agrees to serve, as the President and Chief Executive Officer (“CEO”) of the Company. Executive also agrees to serve as a member of the Company’s Board of Directors (the “Board”) as well as the Board of XpresTest, Inc., Treat, Inc., and GCG Connect LLC. The duties and responsibilities of Executive shall include the duties and responsibilities normally associated with such positions and such other executive officer duties and responsibilities as may be assigned from time to time. At all times during the Employment Period (as defined below), Executive shall report directly to the Board and shall provide services to the Company and any or all of its subsidiaries, including, without limitation, any entities acquired by or merged with the Company (collectively, “XpresSpa”). Executive shall serve in a loyal, faithful and trustworthy manner, and shall comply with all of the policies of the Company and XpresSpa, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, code of conduct and business ethics as are from time to time in effect (as the same may be amended or modified from time to time by the Board in its discretion).

(b)Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of XpresSpa and the Company and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement to the best of Executive’s abilities. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit at the Company’s discretion, (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of noncompeting businesses or charitable, educational or civic organizations, (iii) engaging in charitable activities and community affairs and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

2.Effective Date; Term; Termination of Prior Agreement and Waiver of Severance.

(a)This Agreement shall be effective as of the Effective Date.

(b)The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 8 below (such period is the “Employment Period”).

(c)This Agreement supersedes and replaces any previous employment agreements between the Company and Executive (each, a “Prior Agreement”), each of which is hereby terminated as of the Effective Date. As a condition of employment with the Company pursuant to this Agreement, and in consideration thereof, Executive hereby waives and releases any right or claim that he might have to severance benefits in connection with the termination of the Prior Agreements.

3.Place of Employment. Executive’s services may be performed primarily remotely, at Executive’s home or other suitable location provided by Executive, but Executive will also be required to work at the Company’s office locations from time to time, including the Company’s main office located at 254 W 31st St, New York, NY 10001. The parties further acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.Compensation. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an annual base salary, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the “Base Salary”) at an annual rate of four hundred twenty-five thousand dollars ($ 425,000). During the Employment Period, the Board has the discretion to raise the Base Salary from time-to-time and shall reevaluate Executive’s Base Salary on at least an annual basis. The Base Salary shall be paid in equal biweekly installments in accordance with the Company’s regular payroll practices.

5.Bonuses and Incentive Compensation; Expenses.

(a)During the Employment Period, Executive will be eligible to participate in any annual bonus and other incentive compensation program that the Company may adopt from time to time for its executive officers. As of the Effective Date, Executive shall be eligible to receive the incentive compensation set forth on Exhibit A.

(b)To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the “Policy”) providing for the recovery from Executive of any payment of incentive based compensation (whether in cash or in equity) paid to Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or Executive, provided that any such Policy shall only be binding on Executive if the same Policy applies to the Company’s other executive officers.

(c)Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive properly accounts for such expenses in accordance with Company policies and procedures. Executive shall be responsible for any unreasonable or unnecessary expenses incurred in violation of Company policies and procedures.

6.Other Benefits. During the Employment Period, Executive shall be eligible to participate in all incentive, savings, retirement (401(k)), and welfare benefit plans, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, to the extent they exist, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s executive officers, provided however, that the Company may not reduce the benefits provided to Executive under these Benefits Plans without Executive’s written consent, unless such reduction is required by law. Executive shall also be entitled to coverage under such directors and officers, error and omissions, fiduciary liability and other similar insurance coverages, that the Company makes available to its directors and executives and shall enter into its/their standard indemnification agreement with Executive.

7.Vacation. The Company has an unlimited paid time off (“PTO”) policy. PTO shall be taken at such times as are mutually convenient to Executive and the Company. PTO is not earned and does not accrue. Therefore, there will be no unused PTO to be paid upon termination of employment.

8.Termination of Employment.

(a)General. The Employment Period and Executive’s employment hereunder shall terminate upon the earliest to occur of: (i) Executive’s death, (ii) a termination by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, or (v) the last day of the Employment Period. The parties agree that, upon the termination of Executive’s employment (regardless of reason), Executive shall be deemed to have automatically resigned from all officer, director and other positions of any kind with the Company and XpresSpa.

(b)Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors (i) any earned but unpaid Base Salary up to and through the date of termination (within fourteen (14) days following termination), (ii) any earned but unpaid Incentive

Compensation under the terms set forth in Section 5, (iii) any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (iv) any benefits provided under the Company’s employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (including, without limitation, any death benefit or disability benefit plans or programs) (collectively, the “Accrued Obligations”) The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)Disability. In the event that during the Employment Period the Company determines that Executive is unable to perform his essential duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and Executive’s employment with the Company shall terminate immediately upon notice to Executive, and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for sixty (60) consecutive days, or an aggregate of one hundred and twenty (120) days during any twelve consecutive months, as determined consistent with applicable law, provided that the determination of Executive’s physical or mental health and the date of the Disability shall be determined by a medical expert who will examine Executive as appointed by the Company in its discretion. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)By the Company for Cause.

(i)At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. Such termination shall be effective immediately upon notice to Executive, subject to the provisions of this Section 8(d)(i) and Section 8(d)(iii). “Cause” as used in this Agreement (and with respect to any other arrangement (including, without limitation, any equity award agreement) with the Company or its affiliates) shall mean: (a) the willful and continued failure of Executive to perform his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) or lawful directives of the Board related to Executive’s duties pursuant to this Agreement, after a written demand by the Board for performance is delivered to Executive by the Company, which identifies with reasonable specificity the manner in which the Board believes that Executive has not performed his duties and responsibilities, which willful and continued failure is not cured by Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony; (c) faithless conduct or the breach of fiduciary duty; (d) gross negligence or willful misconduct in the performance of Executive’s material duties; (e) breach of Section 9 of this Agreement, (f) an intentional or grossly negligent breach of the Non-Disclosure and Non-Solicitation Agreement then in effect, the current form of which is annexed as Exhibit B (the “NDA”) which results or could reasonably be expected to result in material harm to the Company or XpresSpa; (g) a material violation of Company’s or XpresSpa’s policies, which policies and procedures have previously been disclosed to Executive in writing; or (h) a good faith finding by the Board that

Executive has engaged in (A) (1) fraud, (2) dishonesty or faithless conduct, or (3) gross negligence, in each case related to the Company, or (B) criminal misconduct which (1) constitutes a felony or a crime of moral turpitude or (2) results or could reasonably be expected to result in harm to the Company.

(ii)Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iii)It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by the Company is delegated to the Board for determination. However, the termination of Executive’s employment shall not be deemed to be for “Cause” unless and until (A) there shall have been delivered to Executive a written notice specifying with reasonable detail the basis for the proposed termination for “Cause,” and (B) if has so requested by Executive in writing within seven (7) days of such notice, Executive shall have been provided a reasonable opportunity to address a physical or telephonic meeting of the Board with a quorum of at least two thirds (2/3) of the Board’s members, and a majority of the Board at such meeting shall have determined that the matter forming the basis for “Cause” is not curable or, if curable, was not cured within the applicable cure period.

(e)By Executive for Good Reason.

(i)At any time during the Employment Period, subject to the conditions set forth in Section 8(e)(ii) below, Executive may terminate this Agreement and Executive’s employment with the Company for Good Reason. “Good Reason” as used in this Agreement shall mean the occurrence of any of the following events: (a) without Executive’s prior written consent, a material diminution of the duties, authorities or responsibilities of Executive (including as a member of the Board); (b) a material reduction in Executive’s Base Salary; (c) the failure by the Company to pay all or any material portion of the Base Salary, any material bonus payable, or any material benefits payable to Executive as required under this Agreement; (d) a change in Executive’s reporting relationship from that described in Section 1(a); or (e) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(ii)Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice must be provided within sixty (60) days following the initial occurrence (or following Executive’s actual knowledge) of the grounds purporting to constitute Good Reason, and which specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason pursuant to Section 8(e)(i) above, and the Company shall not have cured the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice. The Company shall retain the discretion to terminate the Employment Period at any time during the Good Reason notice period provided for in this Section 8(e)(ii).

(iii) In the event that Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement without Cause (each, a “Qualifying Termination”), the Company shall pay or provide to Executive (or, following his death, to Executive’s heirs, administrators or executors):

(A)The Accrued Obligations through the date the Employment Period is terminated.

(B)(y) An amount of Base Salary (at the rate of Base Salary in effect immediately prior to Executive’s termination hereunder) equal to 100% of Executive’s Base Salary as of the date of the Qualifying Termination (the “Separation Payment”). The Company shall pay to Executive the Separation Payment in substantially equal installments pursuant to the Company’s regular payroll practices over a period of twelve months, commencing on the Company’s next regular payroll date following the date the Release (referenced in Section 8(i) below) becomes irrevocable and enforceable. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(C)Subject to Section 8(i) below, so long as Executive elects COBRA continuation coverage, has not become actually covered by the medical plan of a subsequent employer during any such month and otherwise remains eligible to receive COBRA continuation coverage, the Company will reimburse premiums paid by Executive with respect to COBRA continuation coverage for up to a maximum of twelve months following the date of Qualifying Termination. After such period, Executive shall be responsible for paying the full cost for any additional COBRA continuation coverage. If the Company’s payment of the COBRA premiums on Executive’s behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 95(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 95(h) of the Code.

(f)By Executive without Good Reason. At any time during the Employment Period, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice to the Company of at least sixty (60) calendar days, provided however that the Company shall maintain the discretion to terminate the Employment Period at any time during the notice period set forth in this Section 8(f). Upon termination by Executive of this Agreement and Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g)By the Company without Cause. At any time during the Employment Period, the Company shall be entitled to terminate this Agreement and Executive’s employment with the

Company without Cause upon written notice to Executive which shall set forth a date of termination. Upon termination by the Company of this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following his death, to Executive’s heirs, administrators or executors) the amounts and benefits due upon a resignation for Good Reason, as further described in Section 8(e)(iii), including the Separation Payment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(h)Upon Expiration of the Employment Period. If Executive’s employment terminates upon the expiration of the Employment Period set forth in Section 1, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive the Accrued Obligations.

(i)Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any severance amount or post termination benefit called for under Section 8(e)(iii) and Section 8(g) of this Agreement (other than the payment of any Accrued Obligations) shall be subject to the Company’s concurrent receipt of a general release of all claims in the form set forth on Exhibit C, which release must be effective, unrevoked and irrevocable prior to the ninetieth (90th) day following the termination of Executive’s employment (the “Release”).

(j)Section 409A. Notwithstanding any provision in this Agreement to the contrary:

(i)The payments and benefits provided under this Agreement are intended to be exempt from Section 409A of the Code (“Section 409A”) to the greatest extent possible; if not so exempt, this Agreement (and any definitions hereunder) are intended to comply with the requirements of Section 409A. Any amounts payable solely on account of Executive’s involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay (exempt from the provisions of Section 409A under Treas. Reg. Section 1.409A-1(b)(9)) or as short-term deferral amounts (as described in Treas. Reg. Section 1.409A-1(b)(4)), to the maximum possible extent. Deferrals of compensation subject to the restrictions set forth under Section 409A (hereinafter, “Non-Qualified Deferred Compensation”) may only be made to Executive pursuant to this Agreement upon an event and in a manner permitted by Section 409A.

(ii)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii)All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv)To the extent required by Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, Executive on account of his separation from service until the first to occur of (A) the date of Executive’s death or (B) the date which is one day after the six (6) month anniversary of his separation from service, but in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum within thirty (30) days following the first to occur of the two dates specified in such immediately preceding sentence. Furthermore, any payments scheduled to be paid under Sections 8(e)(iii) or 8(g) during the applicable ninety (90) day period pending the effectiveness of the Release referenced therein and in Section 8(i), will be accumulated and paid, subject to the other provisions of this Section 8(j), on such ninetieth (90th) day or earlier following the effectiveness of such Release.

(v)Any payment of Non-Qualified Deferred Compensation made pursuant to a voluntary or involuntary termination of employment shall be withheld until Executive incurs both (A) such a termination of employment and (B) a “separation from service” with the Company and all of its affiliates, as such term is defined in Treas. Reg. Section 1.409A-1(h).

(vi)To the extent the Agreement provides that Non-Qualified Deferred Compensation can be paid or commenced during a certain period (e.g., sixty (60) days) following a permissible payment or commencement event or trigger, the date of such payment or payment commencement shall be determined by the Company in its sole discretion (and by disregarding any desire of Executive) and, if the payment or commencement period exceeds ninety (90) days and spans two taxable years of Executive, then such Non-Qualified Deferred Compensation shall be paid and/or commenced during the second of such taxable years.

(vii)The preceding provisions of this section of the Agreement shall not be construed as a representation, covenant or guarantee by the Company or by any officer, director or affiliate of the Company of any particular tax effect to Executive under this Agreement. Neither the Company nor any of its officers, directors or affiliates shall be liable to Executive for any tax, penalty or interest imposed under Section 409A nor for reporting (or for failing to report) in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Neither the Company nor any of its officers, directors or affiliates will have any liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any benefits payable to Executive as a result of this Agreement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable and/or benefits provided to Executive under this Agreement, and such amounts payable and/or benefits provided to Executive under this Agreement shall not be reduced because Executive obtains other employment, becomes self-employed and/or receives remuneration and/or benefits from a third party after the date of termination.

9.Covenant Not to Compete.

(a)Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that Executive agree, and accordingly, Executive does hereby agree, that, he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” engage in any “Restricted Business Activity” (as those terms are defined in Sections 9(b), (c) and (d) below). In the event of any inconsistencies between the terms of this Agreement and the NDA, this Agreement shall control.

(b)The term “Restricted Business Activity” as used in this Section 9, means that Executive shall not, directly or indirectly:

(i)provide services, either on his own behalf or as an officer, director, partner, consultant, associate, employee, owner, agent, independent contractor, or coventurer of any third party that sells products or services that are directly competitive in airports with the core products or services sold by XpresSpa during the Employment Period; or

(ii)solicit any material commercial relationships of XpresSpa, other than in the furtherance of the business of XpresSpa during the Employment Period;

provided however, that Restricted Business Activity shall not be construed to prevent and this Agreement shall not prevent Executive from (i) owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2)% of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market; or (ii) soliciting any material commercial relationships of XpresSpa for the purpose of selling products or providing services that are not the same or substantially similar to the core products or services sold by XpresSpa during the Employment Period.

(c)The term “Restricted Period,” as used in this Section 9, shall mean during the Employment Period and for six (6) months after the date Executive is no longer employed by the Company.

(d)The term “Restricted Area” as used in this Section 9 shall mean the United States of America and every country outside the United States of America where the Company and/or XpresSpa is directly or indirectly operating or Executive is aware that the Company and/or XpresSpa is planning to operate, is actively evaluating operating in such country in the future, or is involved in any negotiations, discussions or other actions relating to such plans, including but not limited to submitting or responding to a RFP; except for any country which the Company or XpresSpa has abandoned such plans or has ceased, without any reason (such as waiting for responses from third parties), to pursue such plans or to respond to a RFP for a period exceeding sixty (60) days.

(e)If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(f)The provisions of this Section 9 shall survive the termination of Executive’s employment hereunder and until the end of the Restricted Period.

10.Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, non-solicitation agreement, covenants agreement, or confidentiality agreement with any other person or entity, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of Executive’s duties hereunder and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

11.Dispute Resolution.

(a)In the event of a breach or anticipated breach of the Agreement by either Party, the non-breaching Party shall inform the breaching Party by letter of the suspected or anticipated breach. The breaching Party shall have ten (10) days to cure said breach, if curable. In the event the breach has not been cured within ten (10) days, if curable, then, except as otherwise provided in Section 13(a), the non-breaching Party shall pursue a remedy or remedies through final and binding arbitration to which Sections 11(b) and (c) below shall apply.

(b)Any dispute arising between the Parties under this Agreement or concerning Executive’s employment or the termination of Executive’s employment shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”). Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with AAA Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator and the award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and the Parties shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”) to any third party, with the sole exception of their respective legal counsel, who also shall be bound by these confidentiality terms. Nothing herein shall prevent either Party from seeking or obtaining an injunction in aid of arbitration, nor from confirming the award of the arbitrator in court.

(c)In the event of any court proceeding, including a court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof to such Party in accordance with the notice provisions of Section 13(h) below. The Parties agree to take all steps necessary to protect the confidentiality of all confidential information, including the Arbitration Materials (if applicable), in connection with any such proceeding, agree to file all confidential information under seal, and agree to the entry of an appropriate protective order.

12.Defend Trade Secrets Act of 2016 Notice. In accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement is intended to interfere with or discourage Executive’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Notwithstanding anything to the contrary in this Agreement, the DTSA provides that Executive cannot be held criminally or civilly liable under any federal or state trade secret law (a) if Executive discloses a trade secret or other confidential information (i) in confidence (A) to any federal, state, or local government official, either directly or indirectly, or (B) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and does not disclose the trade secret, except pursuant to court order. Should Executive file a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (y) files any document containing the trade secret under seal, and (z) does not disclose the trade secret, except pursuant to court order.

13.Miscellaneous.

(a)Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of this Agreement. Accordingly, Executive agrees that any breach or threatened breach by him of this Agreement or the NDA shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)Executive may not assign or delegate any of his rights or duties under this Agreement without the express written consent of the Company. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (b) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

(c)This Agreement, together with the NDA and any indemnification agreement, equity plan, stock option agreement, restricted stock unit agreement or other stock agreement to which plaintiff is a party or otherwise subject to, constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, and supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)Executive acknowledges that he has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution and meaning of this Agreement, and has read this Agreement and fully understands the terms hereof, and is executing the same of his own free will. Executive warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement.

(e)This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns including, any successor of the Company including a purchaser of all or substantially all of Company’s assets.

(f)If this Agreement or the Employment Period is terminated for any reason, the NDA and Sections 8, 9 and 11 shall survive termination of this Agreement.

(g)The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. FedEx) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(i)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

(j)This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(k)Each Party will pay its own costs and expenses related to the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed to be effective as of the date first above written.

COMPANY:

XPRESSPA GROUP, INC.

By:

Name: Bruce Bernstein
Title: Chairman of the Board

EXECUTIVE:

SCOTT R. MILFORD

EXHIBIT A

INCENTIVE COMPENSATION

Bonus:

Executive will be eligible to earn an annual bonus, the target amount of which shall be up to one hundred percent (100)% of Base Salary, based upon the achievement of performance goals and metrics established by the Board at its sole discretion. Any bonus will be determined as soon as reasonably practicable after the Company’s annual financial statements are finalized (such date of determination, the “Bonus Determination Date”).

The bonus payment will be split 50/50 between cash and a grant of restricted stock units with respect to the Company’s common stock (the “Bonus Stock Award”). The cash portion of the bonus will be paid in a lump sum as soon as reasonably practicable following the Bonus Determination Date. The number of shares of Company common stock subject to the Bonus Stock Award will be computed by dividing (x) the value of the bonus payment attributable to the Bonus Stock Award by (y) the closing market price of the Company’s common stock on the Bonus Determination Date. The Bonus Stock Award will be subject to vesting based on Executive’s continued service with the Company through the first anniversary of the Bonus Determination Date, and shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan, as may be amended and/or restated from time to time.

Payment of the bonus will be subject to Executive’s continued employment through the date that the cash bonus is paid or the Bonus Stock Award is granted, as applicable.

However, notwithstanding any contrary term in the applicable equity incentive plan, all equity awards issued to Executive pursuant to this Agreement or otherwise shall become 100% vested, non-forfeitable, and (with respect to stock options) exercisable if, prior to the vesting date or period stated above, (i) a Change in Control of the Company (as defined in the Company’s 2020 Equity Incentive Plan), subject to Executive’s continued service through the closing of the applicable Change in Control or (ii) the Company terminates Executive without Cause, Executive terminates employment for Good Reason, or this Agreement expires without being renewed or novated.

EXHIBIT B

FORM OF NDA

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“Agreement”) is entered into as of the last date on the signature page hereto (the “Effective Date”), by and among XpresSpa Group, Inc.

(“XpresSpa Group”) and                                                  (individually a “Party” and collectively the “Parties”). The Parties have entered this Agreement to disclose to one another certain information, which the Parties consider to be confidential, for use by each Party.

NOW, THEREFORE, the Parties agree as follows:

1.Confidential Information. The term “Confidential Information” shall mean all materials, trade secrets or other information, including, without limitation, proprietary information and materials regarding a Party's technology, products, business information and objectives, financial information, forecasts, strategies, projections, licenses, agreements and analyses which the Disclosing Party provides to the Receiving Party, whether or not marked, designated, or otherwise identified as “confidential” or “proprietary.” The term Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in breach of this Agreement; (ii) was already known by the Receiving Party or its Representatives (as hereinafter defined) prior to its receiving such information from the Disclosing Party; (iii) is received by or available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party that is not, to Receiving Party’s knowledge, prohibited from disclosing such information; (iv) is independently developed by the Receiving Party or its Representatives without reference to the Disclosing Party's Confidential Information; or (v) is disclosed by the Disclosing Party to a third party without restriction.

2.Confidentiality. The Receiving Party shall not at any time during the term of this Agreement (i) use the Confidential Information for any purpose other than for the purposes of evaluating, discussing and/or negotiating a potential business relationship between the Parties and/or their affiliates or (ii) disclose the Confidential Information to any third party, except:

a.	with the prior written consent of the Disclosing Party;
b.

to any governmental or regulatory body having jurisdiction and specifically requiring such disclosure; provided however, that the Receiving Party provides reasonable advanced notice to the Disclosing Party (where permissible) and makes reasonable efforts to provide for the confidentiality of the disclosure;

c.

in response to a valid subpoena, discovery request, or as otherwise may be required by law, regulation or court order, subject (where permissible) to a protective order; provided however, to the extent permissible and commercially reasonable, that any production under a protective order would be protected under an “Outside Attorneys Eyes Only” or higher confidentiality designation; provided further that if the Disclosing Party files a motion seeking a protective order from a court against the disclosure of such documents or other information to a third party, and provides notice to the Receiving Party of such motion, the Receiving Party shall refrain from disclosing the subject documents and information pending an order from the court, unless it is otherwise required by the court to do so;

d.	in connection with the Securities and Exchange Act of 1934, as amended, the

Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission or any stock exchange rule, or any other filings, reports or disclosures that may be required under applicable law, regulations or rules; or

e.

to the Receiving Party’s affiliates and its and their respective directors, officers, members, managers, employees, accountants, legal counsel, auditors, tax advisors, indemnitors, and other financial, legal and other professional advisors (collectively, “Representatives”), subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein.

3.No Further Business Obligations. The Parties agree that neither Party shall be under any legal obligation of any kind whatsoever, or otherwise be obligated to enter any business or contractual relationship, investment, or transaction, by virtue of this Agreement, except for the matters specifically agreed to herein. Either Party may, at any time, at its sole discretion with or without cause, terminate discussions and negotiations with the other Party.

4.Securities Compliance. The Parties hereby acknowledge that the Confidential Information it receives pursuant to this Agreement may constitute material non-public information within the meaning of Regulation FD (“Regulation FD”) promulgated by the United States Securities and Exchange Commission. The Parties hereby acknowledge that they are aware and that they will advise their representatives that the federal and state securities laws, including Regulation FD, may restrict any person who has material, non- public information about a company from purchasing or selling securities of such company (including entering into hedge transactions involving such securities) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.Term. This Agreement shall be effective as of the Effective Date and shall remain in effect until the earlier of (i) one (1) year from the Effective Date or (ii) a definitive agreement is entered into between the parties hereto which governs the treatment of the Confidential Information. Notwithstanding the foregoing, in the case of termination/expiration pursuant to clause (i) hereof, with respect to any and all trade secrets of the Disclosing Party, the Receiving Party’s confidentiality obligations shall survive the expiration or termination of this Agreement for as long as such Confidential Information qualifies as a trade secret under applicable federal, state and/or local law.

6.No Representations or Warranties.The Disclosing Party makes no representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information disclosed to the Receiving Party under this Agreement. The Disclosing Party or its representatives shall not be liable to the Receiving Party or its representatives relating to or resulting from the Receiving Party's use of any of the Information or any errors therein or omissions therefrom.

7.Equitable Remedies. In the event of any actual or threatened breach by the Receiving Party of this Agreement, the Disclosing Party will be entitled to seek immediate injunctive and other equitable relief.

8.Return of Information. The Receiving Party will return or destroy all tangible material embodying Confidential Information at any such time as the Disclosing Party may so request. Notwithstanding the foregoing, Receiving Party (x) shall not be obligated to delete copies of emails or instant messages located on back-up tapes and similar storage mediums containing Confidential Information, (y) may retain copies of Confidential Information (i) to the extent required by the laws, rules and regulations of any governmental agency or self-regulatory organization to which the Receiving Party (or its affiliates) are subject, including without limitation, FINRA and the Securities and Exchange Commission, and/or (ii) in accordance with Receiving Party’s established internal compliance or document retention policies, and (z) may keep notes of what

Confidential Information was provided for the sole purpose of any dispute that may arise under this Agreement; provided, however, that any Confidential Information retained and/or disclosed shall be subject to the terms and conditions of this Agreement.

9.Notice. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be as set forth on the signature page hereto, or to such other address and/or facsimile number /or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

10.Choice of Law and Forum. This Agreement is made under, and shall be construed according to, the laws of the State of New York without regard to its conflicts of laws principles. Each party irrevocably consents to the exclusive jurisdiction of the federal and/or local courts located in the State of New York, County of New York in connection with any action regarding this Agreement.

11.Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter contained herein and terminates and supersedes all prior or contemporaneous representations, promises, warranties, covenants, undertakings, discussions, negotiations, and agreements, whether written or oral, other than those expressly contained in this Agreement.

12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e- mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A facsimile or electronic copy of an executed counterpart shall be valid and have the same force and effect as an original.

13.Changes to the Agreement. This Agreement cannot be changed or terminated orally, and none of the terms hereof shall be deemed to be waived or modified except by an express agreement in writing signed by the party against whom such waiver or modification is sought to be enforced. Neither party shall assign or transfer any rights or obligations under this Agreement (including by operation of law) without the prior written consent of the other party. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable, in whole or in part, the remaining terms and provisions shall be unimpaired and the unenforceable term or provision shall be replaced by such enforceable term or provision as comes closest to the intention underlying the unenforceable term or provision.

[Signature Page to Mutual Non-Disclosure Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as.

XPRESSPA GROUP, INC.

By:
Name: Cara Soffer
Title: General Counsel

Address:
254 West 31st Street, 11th Floor
New York, NY 10001

Date:

Name of Entity or Individual:

By:
Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail:
Date:

EXHIBIT C

FORM OF SEPARATION AGREEMENT RELEASE1

1.Termination of Employment. My employment with XpresSpa Group, Inc. (the “Company”) terminated effective as of                                 .

2.Consideration. I understand that in consideration for my execution of this Release (the “Release”), and my fulfillment of the promises made in the Employment Agreement between Company and me with effective date of January 19, 2022 (the “Employment Agreement”), Company agrees to provide me with the compensation and benefits set forth in the Employment Agreement.

3.Conditions Applying to Payment of Benefits. I understand and agree that the compensation and benefits payable to me pursuant to Section 2 above are subject to my compliance with the terms and conditions set forth in this Separation Agreement and the Employment Agreement.

4.General Release of Claims. I hereby voluntarily release Company, and its subsidiaries, partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, and all related persons, individually and in their official capacities (hereinafter collectively referred to as the “Released Parties”), of and from any and all claims, known and unknown, relating to my employment or cessation of employment that I, my heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Release, including, but not limited to, any alleged violation of any of (a)The National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; Civil Rights Act of 1991; The Employee Retirement Income Security Act of 1974 (“ERISA”); The Age Discrimination in Employment Act of 1967; The Americans with Disabilities Act of 1990; The Fair Credit Reporting Act; The Fair Labor Standards Act; The Occupational Safety and Health Act; The Family and Medical Leave Act of 1993; Executive Order 11246; The New York Equal Pay Law; The New York Human Rights Law; The New York Civil Rights Law; The New York State Wage and Hour Laws; The New York Labor Law, The New York Executive Law, The New York Occupational Safety and Health Laws, The New York City Administrative Code, The New York City Human Rights Law, and the New York City Earned Safe and Sick Time Act; including any amendment, consolidation or re-enactment of any of the foregoing, or (b) any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; (c) any public policy, contract, tort, or common law; or (d) any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of Company; or any allegation for costs, fees or other expenses including attorneys’ fees and expert’s fees incurred in these matters. Notwithstanding the foregoing, the release set forth in this Section 4 shall not apply to any vested employee benefits accrued by me prior to the effective date of this Release under any compensation or benefit plans, programs and arrangements maintained by Company for the benefit of its employees and subject to ERISA.

5.No Existing Claims. I confirm that no claim, charge, or complaint against the Released Parties exists before any federal, state, or local court or administrative agency.

6.No Participation In Claims. I understand that if this Release were not signed, I would have the right to voluntarily assist other individuals in bringing claims against the Released Parties. I hereby waive that

1    The Company reserves the right to modify this Release to the extent that the Company reasonably determines necessary or advisable to help ensure that this Release is enforceable to the fullest extent permissible under applicable law and to reflect the applicable payments.

right and shall not provide any such assistance other than assistance in an investigation or proceeding conducted by an agency of the United States government.

7.Nonadmission of Wrongdoing. I agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

8.Other Covenants.

(a)I shall abide by the provisions of the Non-Disclosure and Non-Solicitation Agreement dated [January [    ], 2022] (the “NDA”) the terms of which shall survive the signing of this Release. The term “Termination Date” as that term is used in the NDA shall be the date of this Release. Further, I agree that I will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(b)I agree that all non-public information relating in any way to this Release, including the terms and amount of financial consideration provided for in this Release, shall be held confidential by me and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit me from participating in an investigation with a state or federal agency if requested by the agency to do so;

(c)I will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Released Parties including, but not limited to, any statements that disparage any person, service, finances, financial condition, capability or any other aspect of the business of the Company, and that I will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Released Parties; and

(d)After the Separation Date, I will make myself reasonably available and cooperate with reasonable requests from the Company to help with requests for information concerning any business or legal matters (including, without limitation, testimony in any litigation matters) involving facts or events relating to the Company that may be within my knowledge.

9.Breach of Agreement. I agree that if I breach any of the promises set forth in this Release or if I challenge this Release, Company shall have the right to terminate the benefits payable under the Employment Agreement and to require me to return all monies paid by Company in consideration for my signing this Release.

10.Governing Law and Interpretation. This Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. If any portion of this Release is declared to be unenforceable by a court of competent jurisdiction in any action in which I participate or join, I agree that all consideration paid to me under the Employment Agreement shall be offset against any monies that I may receive in connection with any such action.

11.Entire Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Release, except for those set forth in the Employment Agreement.

12.Amendment. This Release may not be amended except by a written agreement signed by both parties which specifically refers to this Release.

13.Right to Revoke. I understand that I have the right to revoke this Release at any time during the seven (7) day period following the date on which I first sign the Release. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my Release.” This written revocation must be received by [                                  ] of the Company before the end of the seven-day revocation period; otherwise, such revocation shall not be effective.

14.Waiver of Claims.

(a)In consideration of the terms of this Release and the monies paid by the Company, as described in Paragraph 1 of this Release (which I agree constitute consideration in addition to anything of value to which I am already entitled), I agree that this Release constitutes a knowing and voluntary waiver of all waivable rights or claims I may have against the Released Parties, or any of them, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

(b)I understand that, by entering into this Release, I do not waive rights or claims that may arise after the date this Release is executed.

(c)I understand that this Release will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA, and further understand that this Release will not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any similar federal, state, or local agency. I knowingly and voluntarily waive all rights or claims (that arose prior to my execution of this Release) that I may have against the Released Parties, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ and experts’ fees) as a consequence of any charge or compliant filed with the EEOC or any other agency, and of any litigation concerning any facts alleged in any such charge or complaint.

15.Effective Date. This Release shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 12 above.

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY.

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I SHALL BE GIVING UP IMPORTANT RIGHTS, AND SHALL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES INCLUDING BUT NOT LIMITED TO THE ACTS, STATUTES, CODES, ORDINANCES, RULES AND LAWS SET FORTH IN THIS RELEASE, AND ANY OTHER CONSTITUTIONAL, STATUTORY COMMON LAW RIGHTS AND PRIVILEGES.

I UNDERSTAND THAT MY RIGHT TO RECEIVE SEPARATION PAYMENTS SET FORTH IN SECTION 8 OF THE EMPLOYMENT AGREEMENT IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS RELEASE AND THAT I WOULD NOT RECEIVE SUCH BENEFITS BUT FOR MY EXECUTION OF THIS RELEASE.

I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. I HAVE HAD A REASONABLE OPPORTUNITY TO RETAIN AND CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND HAVE DONE SO.

I ALSO HAVE BEEN ADVISED IN WRITING BY COMPANY THAT I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

I AGREE TO EVERYTHING CONTAINED IN THIS RELEASE AND AM SIGNING THIS RELEASE KNOWINGLY, VOLUNTARILY, AND FREE OF ANY DURESS.

IN WITNESS WHEREOF, I have executed this Release as of the date set forth below.

SCOTT R. MILFORD

Date: